EXHIBIT 3.1A

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF THE
CERTIFICATE OF INCORPORATION
OF
OceanFirst Financial Corp.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of OceanFirst Financial Corp., resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and directing that the amendments proposed be considered at the next annual meeting of the stockholders for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by restating Paragraph (A) of Article FOURTH in its entirety so that, as restated, said Paragraph shall be and read as follow:

(A)	The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred fifty five million (155,000,000), consisting of :

1.	Five (5,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the Preferred Stock").

2.	One Hundred Fifty million (150,000,000) shares of Common Stock, par value one cent ($.01) per share (the ''Common Stock").

And be it further

RESOLVED, that the Certificate of Incorporation of this corporation be amended by restating that Paragraph (A) of Article SIXTH in it entirety so that, as restated, said Paragraph shall be and read as follow:

(A)	The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adapted by a majority of the Whole Board.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute and the corporation’s Certificate of Incorporation were voted in favor of the amendments.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 1st day of June, 2018.

By:    /s/ Steven J. Tsimbinos
Authorized Officer

Title:     Executive Vice President and
    Corporate Secretary

Name:    Steven J. Tsimbinos
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